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                                                                      Exhibit 12

                                                            TUCSON ELECTRIC POWER COMPANY
                                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                    -In Thousands-


                                            3 Months
                                             Ended     ----------------------12 Months Ended---------------------------
                                            Mar. 31,   Mar. 31,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                              2001       2001       2000       1999       1998       1997       1996
                                             -------    -------    -------    -------    -------    -------    --------

FIXED CHARGES:
  Interest on Long-Term Debt (1)             $15,772    $65,274    $66,377    $66,836    $72,672    $66,247    $59,836
  Other Interest (2)                          $1,959     $8,329     $9,067    $13,081    $13,207     $9,640    $11,721
  Interest on Capital Lease Obligations (3)  $42,450    $89,094    $90,365    $82,414    $81,823    $83,019    $84,383
                                            --------   --------   --------   --------   --------   --------   --------
TOTAL FIXED CHARGES                          $60,181   $162,697   $165,809   $162,331   $167,702   $158,906   $155,940



NET INCOME                                   $23,511    $74,766    $51,169    $73,475    $41,676    $83,572   $120,852

LESS:
  Extraordinary Income - Net of Tax               $0         $0         $0    $22,597         $0         $0         $0
                                            --------   --------   --------   --------   --------   --------    -------
NET INCOME FROM CONTINUING OPERATIONS        $23,511    $74,766    $51,169    $50,878    $41,676    $83,572   $120,852

ADD (DEDUCT):
  Income Taxes - Operating Expense           $15,195    $35,292    $19,036    $18,268    $18,372    $19,297     $9,795
  Income Taxes - Other                        $2,102     $7,675     $7,530     $4,082      ($794)  ($41,401)  ($91,950)
  Total Fixed Charges                        $60,181   $162,697   $165,809   $162,331   $167,702   $158,906   $155,940
                                            --------   --------   --------   --------   --------   --------   --------
TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                           $100,989   $280,430   $243,544   $235,559   $226,956   $220,374   $194,637



RATIO OF EARNINGS TO FIXED CHARGES             1.678      1.724     1.469       1.451      1.353      1.387      1.248



(1) Amounts have been restated for years ended 1996 and 1997 to conform to current year's presentation.

(2) Excludes recognition of Allowance for Borrowed Funds Used During Construction.

(3) Capital Lease Interest Paid from Statement of Cash Flows.


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